September 26, 1996



Hyman Beck & Co. Inc.
6 Campus Drive - 2nd Fl.
Parsippany, N.J. 07054
Attention: Mr. David Fuller

Dear Mr. Fuller:

      Effective immediately, all assets have been reallocated away from your trading accounts in the Smith Barney Diversified Futures Fund L.P.. This effectively terminates your management agreement with the Fund. Please liquidate your positions in an orderly fashion by Monday, September 30, 1996.

      If you have any questions, please call me at 212-723-5416.

Very truly yours,

SMITH BARNEY FUTURES MANAGEMENT INC.



Daniel A. Dantuono
Chief Financial Officer & Directors


DAD/sp